EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 outstanding pertaining to the Stock Option plan of Coastal Caribbean Oils & Minerals, Ltd. of our report dated March 17, 2005 relating to our audit of the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. for the year ended December 31, 2004, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption "Consent of experts and counsel" in such Annual Report.

      /s/ James Moore & Co., P.L.

Gainesville, Florida
March 27, 2007